EXHIBIT 23.1

The Board of Directors
China Biologic Products, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-171069) on Form S-3 of China Biologic Products, Inc. (the "Company") of our reports dated March 31, 2011, with respect to the consolidated balance sheet of the Company and subsidiaries as of December 31, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.

Our report dated March 31, 2011, with respect to the consolidated balance sheet of the Company and subsidiaries as of December 31, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, contains an explanatory paragraph states that the Company’s subsidiary, Guizhou Taibang Biological Products Co., Ltd. ("Guizhou Taibang") is a defendant in a lawsuit brought by certain potential investors with respect to Guizhou Taibang’s failure to register their capital contributions in Guizhou Taibang with the local Administration for Industry and Commerce.

Our report dated March 31, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that China Biologic Products, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to review controls on the determination of fair values of derivative instruments and the recognition of deferred tax liabilities upon business combination have been identified and included in management’s assessment.

Our report dated March 31, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2001, contains an emphasis of matter paragraph that states that we do not express an opinion or any other form of assurance on management’s statements referring to corrective actions taken after December 31, 2010, relative to the aforementioned material weaknesses in internal control over financial reporting.

/s/ KPMG
Hong Kong, China
March 31, 2011